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                     October 13, 2023

       Jun Wang
       Chief Financial Officer
       iQIYI, Inc.
       No. 21, North Road of Workers' Stadium
       Chaoyang District, Beijing 100027
       People   s Republic of China

                                                        Re: iQIYI, Inc.
                                                            Form 20-F for
Fiscal Year Ended December 31, 2022
                                                            File No. 001-38431

       Dear Jun Wang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Haiping Li